Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-226468) pertaining to the Second Amended and Restated 2012 Incentive Compensation Plan of Nationstar Mortgage Holdings Inc., and

(2)	Registration Statement (Form S-3 No. 333-205426) of Mr. Cooper Group Inc.

of our reports dated March 11, 2019, with respect to the consolidated financial statements of Mr. Cooper Group Inc. and Nationstar Mortgage Holdings Inc. and the effectiveness of internal control over financial reporting of Mr. Cooper Group Inc. included in this Annual Report (Form 10-K) of Mr. Cooper Group Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Dallas, Texas
March 11, 2019